COMPANY CONTACT:	Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer	Linda Latman (212) 836-9609
(405) 235-4546	Lena Cati (212) 836-9611
The Equity Group Inc.

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. REPORTS RESULTS
FOR THE 2008 FOURTH QUARTER AND YEAR

Oklahoma City, OK - March 12, 2009 - LSB Industries, Inc. (NYSE:LXU), today reported results for the fourth quarter and year ended December 31, 2008.

Fourth Quarter 2008 Compared to Fourth Quarter 2007:
•	Net sales increased 33.3% to $179.5 million from $134.7 million;
•	Climate Control sales increased 24.9% to $81.1 million from $64.9 million;
•	Chemical Business sales rose 42.7% to $94.8 million from $66.4 million;
•	Operating income declined to $1.8 million from $11.2 million;
•	Operating income before unusual items, shown in the table below, was $9.0 million compared to $9.1 million in the fourth quarter of 2007;
•	Net income was $3.6 million or $0.16 per diluted share compared to net income of $4.5 million or $0.20 per diluted share.

Tony Shelby, CFO, commented, “As noted in the table below, the decline in fourth quarter operating income was partly attributable to certain unusual loss items primarily related to the steep decline in commodities and the effects of the general economic slowdown, both occurring in the latter half of 2008.”

Fourth Quarter of 2008	Fourth Quarter of 2007	Effect On Comparability
	(In Millions)
Operating income before unusual items below	$9.0	$9.1	$(.1)
Unrealized non-cash losses on commodities contracts	(3.6)	(.2)	(3.4)
Lower of cost or market inventory provision	(3.6)	-	(3.6)
Insurance recoveries of business interruption claims	-	2.3	(2.3)
Total unusual items	(7.2)	2.1	(9.3)
Operating income (GAAP)	$1.8	$11.2	$(9.4)

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LSB Industries, Inc. News Release                                                                                                                                                     Page 2
March 12, 2009

Commenting further, he mentioned, “Non-operating income for the fourth quarter 2008 included a $5.5 million pre-tax gain from the repurchase of a portion of the company’s subordinated debentures partially offset by a $3.0 million loss on interest rate hedge positions included in interest expense.”

Mr. Shelby continued, “Income taxes for the quarter included a benefit of $1.0 million compared to a provision of $3.6 million in the 2007 quarter.  The fourth quarter tax benefit of $1.0 million consisted of a tax provision at statutory rates offset by state tax credits, certain true-ups of the actual tax for 2007 based upon returns filed and an approximate $1.3 million deferred tax asset for state net operating loss carryforwards not previously reflected.”

2008 Compared to 2007:
•	Net sales increased 27.7% to $749.0 million from $586.4 million;
•	Climate Control sales increased 8.7% to $311.4 million from $286.4 million;
•	Chemical Business sales rose 46.8% to $424.1 million from $288.8 million;
•	Operating income was $59.2 million compared to $59.0 million.
o
In 2008, in addition to the unusual loss items in the fourth quarter, the 2008 operating income was negatively impacted by additional unrealized losses relating to commodities contracts still held at year-end of $2.3 million, and $5.1 million as a result of unplanned downtime in the third quarter at the Cherokee Facility, which was offset by operating other income of $7.6 million from a litigation judgment.

o	In 2007, operating income benefited by $7.1 million from a $3.3 million litigation settlement and a $3.8 million insurance recovery.
•	In 2008, the tax provision was approximately $18.8 million compared to $2.5 million in 2007;
•	Net income in 2008 was $36.5 million or $1.58 per diluted share compared to 2007’s $46.9 million or $1.84 per diluted share.

Business Overview
Jack Golsen, Chairman & CEO of LSB Industries, Inc. commented, “We just completed a year with the highest sales and pre-tax income in the history of LSB.  Considering the economic turmoil and downturn that occurred in 2008, we believe our results were more than acceptable.  Even though the recession has continued into 2009 and it could have certain adverse effects on us, we remain optimistic about LSB’s long-term upside potential.  In 2009 we will minimize our controllable costs to adjust to the economic conditions.  In spite of this, we are undertaking certain strategic initiatives that are important to the long-term growth of LSB.  We will not curtail these programs in an effort to boost short-term profits to the detriment of medium and long-term growth for LSB.  Fortunately, we are entering 2009 with a strong balance sheet and adequate liquidity to execute our plan and grow our business.”

Barry Golsen, LSB’s President & COO, discussing results of operations and recent events, commented about LSB’s Climate Control Business, “For the fourth quarter, sales and operating income were both up 25% over 2007’s fourth quarter and for the full year, sales were up 9%. The 25% improvement in the fourth quarter sales and segment operating income were driven by an increase in geothermal and water source heat pump sales.  The backlog for all Climate Control products at year-end 2008 was $68.5 million, providing solid support going into the first quarter of 2009. Orders for all Climate Control products in the final quarter of 2008 were $59.1 million compared to the $82.3 million average for the first three quarters of 2008.  Some of this reduction was seasonal and some was due to the current economic downturn.”

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LSB Industries, Inc. News Release                                                                                                                                                     Page 3
March 12, 2009

He continued, “We believe that the current recession, will result in lower Climate Control sales in 2009.  However, in this economy, it is difficult to forecast what will actually happen.

“For the full year 2008, residential geothermal heat pump sales increased approximately 82% compared to 2007, and new orders for these products were approximately two-and-one-half times the prior year. This is the most promising and fastest growing product line in LSB’s Climate Control Business. In spite of the recession, we see growth opportunities for geothermal heat pumps continuing in 2009, in part because of the tax credits and incentives under the American Reinvestment and Recovery Act of 2009, plus several billion dollars of planned direct spending by the federal government also contained in the Act. The provisions of the stimulus package could positively impact sales of our geothermal heat pump products, as well as other products we produce and sell that can be used to modernize federally owned and operated buildings, military installations, public housing and hospitals.  The new legislation extends and expands federal tax credits for individuals who install geothermal systems in their residences to 30% of the total installed costs.  Businesses are eligible for a federal tax credit equal to 10% of the total system cost, 50% first year bonus depreciation, and five year accelerated depreciation for the balance of the cost.   Although we have more than doubled our manufacturing floor space for our heat pump products in the past two years, we are currently planning another 78,000 square foot expansion of our manufacturing facility and a 40,000 square foot expansion of our air coil production facility.”

Turning to LSB’s Chemical Business, Barry Golsen stated, “Sales for the fourth quarter increased by 43% and for the year, sales for the Chemical Business increased 47%. Our operating profit in the Chemical Business was lower than the prior year, but it was impacted by certain unusual non-cash items totaling $7.2 million as reflected in the table above. Also, in the 2007 fourth quarter we had a $2.3 million gain from an insurance recovery.  Excluding those unusual items in both years, Chemical’s operating income was approximately the same as 2007.”

He continued, “Looking forward, indicators point to our Chemical Business’s 2009 agricultural product sales volume in tons shipped to be about the same as 2008 levels. However, due to the steep price declines in most commodities in the latter half of 2008, including the anhydrous ammonia and natural gas we use as feedstocks for our plants, as well as the lower selling prices per ton for our Chemical products, our sales dollars should be less. With regard to agricultural chemicals, industry sources are predicting higher demand for the nitrogen fertilizers we produce after the spring application depletes the fertilizer currently in storage throughout the distribution system.  Weather permitting, this could result in a rebound in sales and firming of prices in the fall.  We are also pleased to see that, following unprecedented volatility in commodity markets that occurred in the third and fourth quarters of 2008, there has been some settling and the market is moving forward.

“We expect that many of our mining and industrial customers will take less product in 2009 than in 2008 due to the downturn in housing, automotive and other sectors. However, to a certain degree we are insulated by sales agreements with either minimum volume requirements or fixed profit arrangements.

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LSB Industries, Inc. News Release                                                                                                                                                     Page 4
March 12, 2009

“Finally, we have received all necessary permits to activate a portion of our idled chemical production facility located in Pryor, Oklahoma and have taken certain actions to move forward subject to securing a sales agreement with a strategic customer to purchase and distribute the majority of the UAN production. If the Pryor Facility becomes operational, we plan to produce and sell approximately 325,000 tons of urea ammonium nitrate (“UAN”) fertilizer and approximately 35,000 tons of anhydrous ammonia annually.”

Discussing the Company’s overall financial condition and balance sheet, Barry Golsen said, “During these challenging economic times, a strong financial position is a definite business advantage, and we have placed as much emphasis on our balance sheet as on our operating results.  We closed the fourth quarter with working capital of $135.9 million including $46.2 million cash on hand and a 0.8 to 1 ratio of long-term debt to stockholders’ equity. We currently have no borrowings under our $50 million working capital revolver.”

Conference Call
LSB will host a conference call covering the fourth quarter and year 2008 results today, Thursday, March 12, 2009 at 5:15 pm ET/4:15 pm CT.  You are invited to listen to the call by dialing: 1-706-679-3079.  Additionally, there will be a webcast posted on the Company’s website at www.lsb-okc.com.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website.

LSB Industries, Inc.
LSB is a manufacturing, marketing and engineering company.  Through its subsidiaries, LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, such as geothermal and water source heat pumps, hydronic fan coils, large custom air handlers, the manufacture and sale of chemical products for the mining, agricultural and industrial markets, and the provision of specialized engineering services and other activities.  LSB Industries is included in the Russell 2000 Index and the Russell 3000 Index.

This press release contains certain statements which may constitute forward-looking statements within the meaning of the Private Securities Reform Act of 1996, including, but not limited to, LSB’s long-term upside prospects, minimize our controllable costs to adjustable economic conditions, strategic initiatives important to the growth of LSB, lower sales by our Climate Control business in 2009 than 2008, growth opportunities for our geothermal heat pumps, stimulus package could have positive impact on our geothermal heat pump products, expansion of heat pump production facilities, sale of our agricultural chemical products in 2009, sales dollars for our Chemical products should be less in 2009 due to lower selling prices, rebound of our fertilizer chemical products, mining and industrial chemical customers and the startup of our new Pryor Chemical facility and amount of products expected to be products at the Pryor facility.  Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from the forward-looking statements as a result of various factors, including, but not limited to, general economic conditions, continuing effects of the recession, amount of capital made available for the construction industry and businesses in general, weather conditions in our fertilizer markets, changes to the stimulus bill recently signed into law affecting our geothermal products, acceptance of our new products and the “Risk Factors” contained in, and the other factors listed under the heading “Special Note Regarding Forward-Looking Statements” in our 2008 Form 10-K.

See Accompanying Tables

LSB Industries, Inc. News Release                                                                                                                                                     Page 5
March 12, 2009

LSB Industries, Inc.
Unaudited Financial Highlights
Years and Three Months Ended December 31, 2008 and 2007

Year Ended December 31,	Three Months Ended December 31,
2008	2007	2008	2007
(In Thousands, Except Share and Per Share Amounts)
Net sales	$748,967	$586,407	$179,541	$134,653
Cost of sales	610,087	453,814	153,328	103,941
Gross profit	138,880	132,593	26,213	30,712

Selling, general and administrative expense	86,646	75,033	24,013	19,212
Provisions for losses on accounts receivable	371	858	212	(16)
Other expense	1,184	1,186	238	333
Other income	(8,476)	(3,495)	(59)	(55)
Operating income	59,155	59,011	1,809	11,238

Interest expense	11,381	12,078	5,018	4,016
Gain on extinguishment of debt	(5,529)	-	(5,529)	-
Non-operating other income, net	(1,096)	(1,264)	29	(659)
Income from continuing operations before provisions for (benefits from) income taxes and equity in earnings of affiliate	54,399	48,197	2,291	7,881
Provisions for (benefits from) income taxes	18,776	2,540	(1,041)	3,557
Equity in earnings of affiliate	(937)	(877)	(240)	(223)
Income from continuing operations	36,560	46,534	3,572	4,547

Net loss (income) from discontinued operations	13	(348)	-	-
Net income	36,547	46,882	3,572	4,547

Dividends, dividend requirements and stock dividends on preferred stock	306	5,608	-	-
Net income applicable to common stock	$36,241	$41,274	$3,572	$4,547

Weighted average common shares:
Basic	21,170,418	19,579,664	21,214,189	20,868,564
Diluted	24,132,738	23,495,644	22,518,578	22,827,185

Income per common share:
Basic:
Income from continuing operations	$1.71	$2.09	$.17	$.22
Net income from discontinued operations	-	.02	-	-
Net income	$1.71	$2.11	$.17	$.22

Diluted:
Income from continuing operations	$1.58	$1.82	$.16	$.20
Net income from discontinued operations	-	.02	-	-
Net income	$1.58	$1.84	$.16	$.20

(See accompanying notes)

LSB Industries, Inc. News Release                                                                                                                                                     Page 6
March 12, 2009

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Years and Three Months Ended December 31, 2008 and 2007

Note 1:
Basic income per common share is based upon net income applicable to common stock and the weighted average number of common shares outstanding during each period.  Diluted income per share is based on net income applicable to common stock plus dividend requirements on preferred stock assumed to be converted, if dilutive, and interest expense including amortization of debt issuance cost, net of income taxes, on convertible debt assumed to be converted, if dilutive, and the weighted average number of common shares and dilutive common equivalent shares outstanding, and the assumed conversion of dilutive convertible securities outstanding.

Note 2:	Provisions (benefits) for income taxes are as follows:

Years Ended December 31,	Three-Months Ended December 31,
2008	2007	2008	2007
(In Thousands)
                   Current:
Federal	$17,388	$5,260	$3,747	$3,710
State	1,651	1,980	(101)	1,397
Total current	$19,039	$7,240	$3,646	$5,107

   Deferred:
Federal	$595	$(4,095)	$(3,332)	$(1,268)
State	(858)	(605)	(1,355)	(282)
Total deferred	$(263)	$(4,700)	$(4,687)	$(1,550)
Provisions (benefits) for income taxes	$18,776	$2,540	$(1,041)	$3,557

The 2007 provision for income taxes included the reversal of the valuation allowance on deferred tax assets, provision for uncertain tax positions and alternative minimum tax.  The 2008 provision includes income taxes at regular corporate tax rates.  Our overall effective tax rate in 2008 is reduced by permanent differences, the effect of the change in prior year deferred items and the provision for uncertain tax positions.

Note 3:
During 2008, we acquired $19.5 million aggregate principal amount of the 2007 Debentures for $13.2 million and recognized a gain on extinguishment of debt of $5.5 million, after writing off $0.8 million of the unamortized debt issuance costs associated with the 2007 Debentures acquired.

Note 4:	Information about the Company’s operations in different industry segments for the year and three months ended December 31, 2008 and 2007 is detailed on the following page.

LSB Industries, Inc. News Release                                                                                                                                                     Page 7
March 12, 2009

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Years and Three Months Ended December 31, 2008 and 2007

Year Ended December 31,	Three Months Ended December 31,
2008	2007	2008	2007
(In Thousands)
Net sales:
Climate Control	$311,380	$286,365	$81,077	$64,901
Chemical	424,117	288,840	94,847	66,446
Other	13,470	11,202	3,617	3,306
	$748,967	$586,407	$179,541	$134,653

Gross profit:
Climate Control	$96,633	$83,638	$24,287	$18,577
Chemical	37,991	44,946	810	10,966
Other	4,256	4,009	1,116	1,169
	$138,880	$132,593	$26,213	$30,712

Operating income (loss):
Climate Control	$38,944	$34,194	$7,927	$6,310
Chemical	31,340	35,011	(3,146)	7,888
General corporate expenses and other business operations, net	(11,129)	(10,194)	(2,972)	(2,960)
	59,155	59,011	1,809	11,238

Interest expense	(11,381)	(12,078)	(5,018)	(4,016)
Gain on extinguishment of debt	5,529	-	5,529	-
Non-operating other income, net:
Climate Control	1	2	-	-
Chemical	27	109	(37)	17
Corporate and other business operations	1,068	1,153	8	642
Benefits from (provisions for) income taxes	(18,776)	(2,540)	1,041	(3,557)
Equity in earnings of affiliate, Climate Control	937	877	240	223
Income from continuing operations	$36,560	$46,534	$3,572	$4,547

LSB Industries, Inc. News Release                                                                                                                                                     Page 8
March 12, 2009

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Years and Three Months Ended December 31, 2008 and 2007

(1)	Gross profit by industry segment represents net sales less cost of sales. Gross profit classified as “Other” relates to the sales of industrial machinery and related components.

(2)
During the year and three months ended December 31, 2007, we realized insurance recoveries of $3.8 million and $2.3 million, respectively, relating to a business interruption claim associated with the Cherokee, Alabama facility which contributed to an increase in gross profit.

(3)
Our chief operating decision makers use operating income by industry segment for purposes of making decisions which include resource allocations and performance evaluations.  Operating income by industry segment represents gross profit less selling, general and administrative expense (“SG&A”) incurred plus other income and other expense earned/incurred before general corporate expenses and other business operations, net.  General corporate expenses and other business operations, net, consist of unallocated portions of gross profit, SG&A, other income and other expense.

(4)	During the year ended December 31, 2008 we recognized operating income of $7.6 million relating to a litigation judgment.

(5)	During the year ended December 31, 2007, we recognized income of $3.3 million relating to a settlement of litigation which we included in other income.

LSB Industries, Inc. News Release                                                                                                                                                     Page 9
March 12, 2009

LSB Industries, Inc.
Consolidated Balance Sheets

December 31,
2008	2007
(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$46,204	$58,224
Restricted cash	893	203
Accounts receivable, net	78,846	70,577
Inventories	60,810	56,876
Supplies, prepaid items and other:
Prepaid insurance	3,373	3,350
Precious metals	14,691	10,935
Supplies	4,301	3,849
Other	1,378	1,464
Total supplies, prepaid items and other	23,743	19,598

Deferred income taxes	11,417	10,030

Total current assets	221,913	215,508

Property, plant and equipment, net	104,292	79,692

Other assets:
Debt issuance costs, net	2,607	4,213
Investment in affiliate	3,628	3,426
Goodwill	1,724	1,724
Other, net	1,603	2,991
Total other assets	9,562	12,354
	$335,767	$307,554

(Continued on following page)

LSB Industries, Inc. News Release                                                                                                                                                     Page 10
March 12, 2009

LSB Industries, Inc.
Consolidated Balance Sheets
(unaudited)
	December 31,
	2008	2007
	(In Thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$43,014	$39,060
Short-term financing	2,228	919
Accrued and other liabilities	39,236	38,942
Current portion of long-term debt	1,560	1,043
Total current liabilities	86,038	79,964

Long-term debt	103,600	121,064

Noncurrent accrued and other liabilities	9,631	6,913

Deferred income taxes	6,454	5,330

Commitments and contingencies

Stockholders' equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 24,958,330 shares issued (24,466,506 at December 31, 2007)	2,496	2,447
Capital in excess of par value	127,337	123,336
Accumulated other comprehensive loss	(120)	(411)
Accumulated retained earnings (deficit)	19,804	(16,437)
	152,517	111,935
Less treasury stock at cost:
Common stock, 3,848,518 shares (3,448,518 at December 31, 2007)	22,473	17,652
Total stockholders' equity	130,044	94,283
	$335,767	$307,554